July 12, 1999


PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA  02110


Re:      Evergreen High Grade Municipal Bond Fund
         Evergreen Municipal Bond Fund
         Evergreen Short Intermediate Municipal Fund


Ladies and Gentlemen:

         At your request, as of the date of this letter, I know of no material threatened or pending litigation against Evergreen High Grade Municipal Bond Fund, Evergreen Municipal Bond Fund, and Evergreen Short Intermediate Municipal Fund (the "Funds"), including asserted or unasserted claims or liabilities or assessments against the Funds and of no contingent claims that might be asserted against the Funds for matters of which you are aware and matters arising in the ordinary course of business of the Funds.

         This letter is solely for the information and assistance in connection with your audit of the financial condition of the Funds and is not to be quoted or otherwise referred to in any financial statements or related documents or filed with or furnished to any government agency or other persons without my written consent and with the consent of the Funds.

         If you have any questions about this letter, do not hesitate to contact me.


                                                             Very truly yours,


                                                             Maureen E. Towle
                                                             Counsel

cc:  Doug Miller